Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
October 29, 2014		Chief Executive Officer
Hawkins, Inc.		612/617-8524
2381 Rosegate		Patrick.Hawkins@HawkinsInc.com
Roseville, MN 55113
Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com
HAWKINS, INC. REPORTS
SECOND QUARTER FISCAL 2015 RESULTS, CLOSING OF DUMONT ACQUISITION

Minneapolis, MN, October 29, 2014 – Hawkins, Inc. (Nasdaq: HWKN) today announced second quarter and first half results for fiscal 2015. Sales of $88.9 million for the three months ended September 28, 2014 represented an increase of 2.6% from $86.6 million for the same period of the prior year. Net income for the second quarter of fiscal 2015 was $6.1 million, or $0.58 per fully diluted share, compared to net income of $5.2 million, or $0.49 per fully diluted share, for the second quarter of the previous year.

For the six months ended September 28, 2014, Hawkins reported sales of $186.9 million as compared to sales of $181.3 million for the same period a year ago. Net income for the first half of fiscal 2015 was $12.2 million, or $1.15 per fully diluted share, compared to net income of $10.3 million, or $0.98 per fully diluted share, for the first half of fiscal 2014.

In addition, the Company announced that it completed the acquisition of substantially all of the assets of The Dumont Company, Inc., a water treatment chemical distribution company with seven facilities across the State of Florida, on October 20, 2014. Dumont had revenues of approximately $14 million in 2013. The results of operations will be reported as part of the Company’s Water Treatment segment.

"We are very excited about the Dumont acquisition,” said Patrick Hawkins, Chief Executive Officer and President. “This expansion into Florida offers many opportunities for us and is further evidence of our commitment to geographic growth in this business.”

“We are also pleased with our second quarter results, as we were able to grow our bottom line by nearly 20% over last year through a combination of higher sales and expense control," Mr. Hawkins continued. "Our Industrial segment once again experienced a year-over-year increase in sales volumes, but these volume gains continue to be at reduced margins because of continued pricing pressures. We also realized efficiencies in our operations that enhanced the gross profit reported by this segment as we were able to support this quarter’s higher sales volumes and increase inventories without increasing expenses."

"Our Water Treatment segment showed year-over-year gains at our newer branches but they were somewhat offset by declines in certain of our larger branches in our more mature markets where we believe the weather caused reduced municipal pumping rates," said Mr. Hawkins."

For the second quarter of fiscal 2015, Industrial segment sales were $57.9 million, an increase of $1.3 million, or 2.2%, from the same period of the prior year. Our overall volumes increased from the same period a year ago; however, lower raw material prices and competitive pricing pressures resulted in lower per-unit selling prices. Water Treatment segment sales were $30.9 million for the current quarter, an increase of $1.0 million, or 3.4%, from the same period of the prior year. The growth was driven by increased sales in many of our newer branches, including the new Oklahoma branch, partially offset by lower sales in certain of our larger branches in more mature markets.

Company-wide gross profit for the second quarter of fiscal 2015 was $18.1 million, or 20.4% of sales, compared to $16.6 million, or 19.1% of sales, for the same period of the prior year. The LIFO method of valuing inventory decreased gross profit by $0.2 million for the three months ended September 28, 2014 and increased gross profit by $0.4 million for the three months ended September 29, 2013.

Gross profit for the Industrial segment was $8.4 million, or 14.4% of sales, for the quarter as compared to $7.3 million, or 12.8% of sales, for the same period of the prior year. Gross profit for the second quarter of fiscal 2015 was favorably impacted by higher sales volumes as well as operating overhead efficiencies, partially offset by lower per-unit margins due to continued competitive pricing pressures. Our operational overhead costs were relatively flat year-over-year despite higher sales volumes. Gross profit for the second quarter of fiscal 2014 was negatively impacted by costs incurred to exit the leased facility used to serve our bulk pharmaceutical customers ($0.4 million). The LIFO method of valuing inventory decreased gross profit by $0.1 million in the second quarter of fiscal 2015 and increased gross profit by $0.4 million for the second quarter of fiscal 2014.
Gross profit for the Water Treatment segment was $9.8 million, or 31.5% of sales, for the quarter as compared to $9.3 million, or 31.0% of sales, for the same period of the prior year. The increase in gross profit was driven by increased sales in many of our newer branches, including sales from our new Oklahoma branch, partially offset by lower sales in certain of our larger branches in our more mature markets. The LIFO method of valuing inventory decreased gross profit by $0.1 million for the three months ended September 28, 2014, and nominally impacted gross profit for the three months ended September 29, 2013.

Company-wide SG&A expenses were flat at $8.3 million for the quarter ended September 28, 2014 and the same period of the prior year. Decreased selling expenses in our Industrial segment were offset by increased selling expenses in our Water Treatment Segment.

Hawkins, Inc. distributes, blends, dilutes and manufactures bulk and specialty chemicals for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 36 facilities in 15 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.
-more-

HAWKINS, INC. REPORTS
SECOND QUARTER, FISCAL 2015 RESULTS
October 29, 2014

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Six Months Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Sales	$88,881	$86,599	$186,917	$181,343
Cost of sales	(70,759)	(70,029)	(150,299)	(147,542)
Gross profit	18,122	16,570	36,618	33,801
Selling, general and administrative expenses	(8,271)	(8,293)	(17,146)	(17,263)
Operating income	9,851	8,277	19,472	16,538
Interest expense, net	(18)	(12)	(4)	(27)
Income before income taxes	9,833	8,265	19,468	16,511
Income tax provision	(3,686)	(3,058)	(7,300)	(6,192)
Net income	$6,147	$5,207	$12,168	$10,319

Weighted average number of shares outstanding - basic	10,558,173	10,545,719	10,564,107	10,533,951
Weighted average number of shares outstanding - diluted	10,603,931	10,588,747	10,616,874	10,582,318

Basic earnings per share	$0.58	$0.49	$1.15	$0.98
Diluted earnings per share	$0.58	$0.49	$1.15	$0.98

Cash dividends declared per common share	$0.38	$0.36	$0.38	$0.36

# # # #